SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of  the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            PHELPS DODGE CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

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2) Aggregate number of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction  computed pursuant to
   Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4) Proposed maximum aggregate value of transaction:

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5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid:

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    2) Form, Schedule or Registration No.

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    3) Filing party:

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    4) Date filed:

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
 phelps
  dodge
     Corporation          2600 North Central Avenue, Phoenix, Arizona 85004-3014
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Douglas C. Yearley
Chairman of the Board, President
and Chief Executive Officer
                                                                   April 1, 1997
Dear Shareholder:

   You are cordially invited to attend the annual meeting of shareholders of Phelps Dodge Corporation to be held at 11:30 a.m. on Wednesday, May 7, 1997, at the Arizona Biltmore Hotel, 24th Street and Missouri Avenue, Phoenix, Arizona. We hope that you will be able to attend the meeting, at which the business and operations of the Corporation will be reviewed.

   The formal notice of annual meeting and proxy statement are attached to this letter. This material contains information concerning the business to be conducted at the meeting and the nominees for election as directors.

   Even if you are unable to attend the meeting in person, it is important that your shares be represented. Therefore, please complete, date, sign and return the enclosed proxy at your earliest convenience. At last year's meeting, 83% of the outstanding shares were represented and we would like even greater shareholder participation this year. If you choose to attend the annual meeting, you may, of course, revoke your proxy and cast your votes personally at the meeting.


                                   Sincerely,

                                   /s/ D C Yearley
 phelps
  dodge
     Corporation          2600 North Central Avenue, Phoenix, Arizona 85004-3014
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Notice of Annual Meeting of Shareholders                             May 7, 1997
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To the Shareholders of Phelps Dodge Corporation:

   The annual meeting of shareholders of Phelps Dodge Corporation (the "Corporation") will be held at the Arizona Biltmore Hotel, 24th Street and Missouri Avenue, Phoenix, Arizona, on Wednesday, May 7, 1997, at 11:30 a.m., for the following purposes:

   1. To elect three directors;

   2. To consider and act upon a proposal to amend the Phelps Dodge 1993 Stock Option and Restricted Stock Plan;

   3. To consider and act upon a proposal to authorize an amendment to the Corporation's Restated Certificate of Incorporation to increase the number of authorized Common Shares;

   4. To consider and act upon a proposal to authorize an amendment to the Corporation's Restated Certificate of Incorporation to reduce the maximum number of directors;

   5. To consider and act upon a proposal to ratify the appointment of Price Waterhouse LLP as independent accountants for the Corporation for the year 1997; and

   6. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

   Only holders of record of the Corporation's Common Shares at the close of business on March 20, 1997, will be entitled to vote at the meeting.

   Shareholders who do not expect to attend the meeting in person are asked to date, sign and complete the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States.
                                   By order of the Board of Directors,
                                            Robert C. Swan
                                     Vice President and Secretary

Phoenix, Arizona
April 1, 1997

                           PHELPS DODGE CORPORATION
            2600 NORTH CENTRAL AVENUE, PHOENIX, ARIZONA 85004-3014

                               PROXY STATEMENT

   The accompanying proxy is solicited on behalf of the Board of Directors of Phelps Dodge Corporation (the "Corporation") for use at the annual meeting of shareholders to be held on May 7, 1997, and any adjournments thereof. The shareholder giving the proxy may revoke it at any time before it is exercised at the meeting by delivering to the Secretary of the Corporation a written instrument of revocation or a duly executed proxy bearing a later date.

   The only  securities of the  Corporation  entitled to vote at the 1997 annual
meeting are its Common  Shares,  of which            shares were  outstanding on
March 20, 1997, each entitled to one vote. Only shareholders of record at the close of business on March 20, 1997, will be entitled to vote at the annual meeting. The proxy of any shareholder participating in the Automatic Dividend Investment Service for Phelps Dodge Common Shares, administered by The Chase Manhattan Bank, will also serve as instructions for the voting of all shares held for the shareholder's account under that service. This proxy statement and the accompanying form of proxy are being first sent to shareholders on or about April 1, 1997.

                           1. ELECTION OF DIRECTORS

   The Board of Directors of the Corporation currently consists of ten directors. The directors are divided into three classes, three in Class I, four in Class II and three in Class III. The terms of office of the three Class III directors expire at the 1997 annual meeting of shareholders.

   The three nominees for election as Class III directors are listed below. The nominees will be elected to serve for a term of three years. The directors' terms will continue until their successors are elected and qualify. Unless otherwise instructed, the persons named in the accompanying proxy will vote FOR the election of such nominees. If for any reason any nominee should not be available for election or able to serve as a director, the accompanying proxy may be voted for the election of a substitute nominee designated by the Board of Directors.

   A plurality of the votes cast at the annual meeting is required for the election of directors. Abstentions and broker non-votes therefore have no effect on the election of directors.

                          AGE, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
        NOMINEE                   AND OTHER DIRECTORSHIPS HELD
------------------- ------------------------------------------------------------
  Robert N. Burt    Mr. Burt,  59,  has been  Chairman  of the  Board  and Chief
   (Class III)        Executive Officer of FMC Corporation, Chicago, Illinois, a
                      producer  of  chemicals   and   machinery   for  industry,
                      agriculture and government, since 1991. From 1990 to 1993 he was President of FMC Corporation and Executive Vice
                      President  from  1988 to  1990.  From  1989 to 1991 he was
                      Chairman and Chief Executive  Officer of FMC Gold Company.
                      He is a director  of FMC  Corporation  and  Warner-Lambert
                      Company. Mr. Burt has served as a Phelps Dodge director since 1993.

                          AGE, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
        NOMINEE                   AND OTHER DIRECTORSHIPS HELD
------------------- ------------------------------------------------------------
  Robert D. Krebs   Mr.  Krebs,  54,  has been  President  and  Chief  Executive
   (Class III)        Officer of Burlington Northern Santa Fe Corporation,  Fort
                      Worth, Texas, a holding company engaged in transportation, since 1995.  From 1988 to 1995 he was Chairman,  President
                      and  Chief   Executive   Officer   of  Santa  Fe   Pacific
                      Corporation. He is a director of Burlington Northern Santa
                      Fe Corporation,  Santa Fe Pacific Gold Corporation,  Santa
                      Fe   Pacific   Pipelines,   Inc.,   and   Northern   Trust
                      Corporation. Mr. Krebs has served as a Phelps Dodge director since 1987.

Douglas C. Yearley  Mr.  Yearley,  61, has been  Chairman of the Board and Chief
   (Class III)        Executive  Officer  of  the  Corporation  since  1989  and
                      President of the Corporation  since 1991. He was President of Phelps Dodge Industries, a division of the Corporation, from 1988 until  1990,  Executive  Vice  President  of the
                      Corporation from 1987 until 1989 and Senior Vice President of  the  Corporation  from  1982  through  1986.  He  is a director  of  J.P.  Morgan  & Co.,  Incorporated  and  its
                      principal  banking   subsidiary,   Morgan  Guaranty  Trust
                      Company  of New York,  Lockheed  Martin  Corporation,  USX
                      Corporation  and  Southern  Peru Copper  Corporation.  Mr.
                      Yearley has served as a Phelps Dodge director since 1986.


   The seven directors whose terms will continue after the annual meeting and will expire at the 1998 annual meeting of shareholders (Class I) or the 1999 annual meeting of shareholders (Class II) are listed below.

                          AGE, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
     DIRECTOR                     AND OTHER DIRECTORSHIPS HELD
------------------- ------------------------------------------------------------
   Paul Hazen       Mr. Hazen, 55, has been Chairman and Chief Executive Officer
   (Class I)          of Wells Fargo & Company,  San  Francisco,  California,  a
                      bank  holding  company,  and of Wells Fargo Bank,  N.A., a national  banking  association,  since January 1, 1995. He was  President of Wells Fargo & Company and of Wells Fargo
                      Bank,  N.A.  from 1984 to 1994.  He is a director of Wells
                      Fargo  &  Company,   Wells  Fargo  Bank,  N.A.,   AirTouch
                      Communications, Inc. and Safeway, Inc. Mr. Hazen has served as a Phelps Dodge director since 1988.

Marie L. Knowles    Mrs.  Knowles,  50, has been  Executive  Vice  President and
   (Class I)          Chief Financial Officer of Atlantic Richfield Company, Los
                      Angeles,  California,  a diversified energy company, since
                      July  1996.  From  1993  until  1996 she was  Senior  Vice
                      President of Atlantic Richfield Company,  and President of
                      ARCO  Transportation   Company,  a  former  subsidiary  of
                      Atlantic  Richfield  Company,  engaged in the operation of petroleum transportation and storage facilities. From 1990 to 1993 she was Vice  President and Controller of Atlantic
                      Richfield Company.  Mrs. Knowles is a director of Atlantic
                      Richfield  Company,   ARCO  Chemical  Company  and  Vastar
                      Resources, Inc. She has served as a Phelps Dodge director since 1994.

Gordon R. Parker    Mr. Parker,  61, was Chairman of Newmont Mining  Corporation
   (Class I)          and Newmont  Gold  Company,  Denver,  Colorado,  a unified
                      worldwide  gold  mining  company,   from  1986  until  his
                      retirement in 1994. He was Chief Executive Officer of both companies from 1986 until 1993. Mr. Parker is a director of Caterpillar, Inc., Gold Fields of South Africa and The
                      Williams Companies, Inc. He has served as a Phelps Dodge director since 1995.

                          AGE, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
     DIRECTOR                     AND OTHER DIRECTORSHIPS HELD
------------------- ------------------------------------------------------------
  Paul W. Douglas   Mr. Douglas, 70, was Chairman and Chief Executive Officer of
   (Class II)         The   Pittston   Company,   Greenwich,    Connecticut,   a
                      diversified firm engaged in coal mining and transportation services, from 1984 until his retirement in 1991. He was President, Chief Executive Officer and Chairman of the
                      Executive Committee of Freeport-McMoRan Inc., from 1981 to
                      1983 and of Freeport  Minerals  Company from 1975 to 1981.
                      Mr.  Douglas  is a  director  of New York  Life  Insurance
                      Company,  South American Gold and Copper Company  Limited,
                      MacMillan Bloedel Limited and U.S. Trust Corporation and a trustee of U.S. Trust Corporation's subsidiary, United
                      States  Trust  Company  of New  York.  He has  served as a
                      Phelps Dodge director since 1983.

William A. Franke   Mr.  Franke,  60,  has been  Chairman  and  Chief  Executive
   (Class II)         Officer  of  America  West  Holdings   Corporation   since
                      February  1997 and Chairman of the Board of its  principal
                      subsidiary,   America  West  Airlines,  Inc.,  an  airline
                      carrier,   since  1992.  He  was  the  subsidiary's  Chief
                      Executive  Officer from December 1993 until February 1997, and its President  from May 1996 until  February  1997. He has been  President  of Franke & Company,  Inc.,  Phoenix,
                      Arizona,  an investment firm, since 1987. He is a director
                      of  America  West  Holdings   Corporation,   America  West
                      Airlines,  Inc., Central  Newspapers,  Inc., Beringer Wine
                      Estates and Mtel Latin America, Inc. He is also a director and Chairman of the Board of Airplanes Limited, and a controlling trustee and Chairman of Airplanes U.S. Trust, entities involved in aircraft financing and leasing, and a director of the Air Transport Association of America. Mr.
                      Franke has served as a Phelps Dodge director since 1980.

Southwood J. Morcott Mr. Morcott,  59,  has been  Chairman  of the Board of Dana
   (Class II)         Corporation,  Toledo,  Ohio, a worldwide  manufacturer and distributor of parts for the vehicular, industrial and mobile off-highway markets, since 1990. From 1987 to 1995, he served as Chairman of Hayes-Dana Inc. He was appointed
                      Chief  Executive  Officer of Dana  Corporation in 1989 and
                      Chief Operating  Officer in 1986. He was President of Dana
                      Corporation from 1986 to 1995. Mr. Morcott is a director of Dana Corporation, CSX Corporation and Johnson Controls,
                      Inc. He has served as a Phelps Dodge director since 1991.

J. Steven Whisler   Mr. Whisler,  42, has been  President of Phelps Dodge Mining
   (Class II)         Company,  a division of the Corporation,  since 1991 and a
                      Senior Vice President of the Corporation since 1988. He was a Vice President of the Corporation from 1987 until 1988 and the General Counsel of the Corporation from 1987 until 1991. He is a director of Burlington Northern Santa
                      Fe  Corporation,  Unocal  Corporation  and  Southern  Peru
                      Copper  Corporation.  Mr.  Whisler  has served as a Phelps
                      Dodge director since 1995.

   The Board of Directors met eight times during 1996. Various committees of the Board also met during the year, including the Audit Committee, four meetings; the Compensation and Management Development Committee, four meetings; the
Committee on Directors (nominating committee), two meetings; and the Environmental, Health and Safety Committee, three meetings. Average attendance at all Board and committee meetings was 95%.

   The Audit Committee of the Board of Directors, comprising Messrs. Douglas, Franke, Hazen (Chairman), (Mrs.) Knowles and Krebs, among other functions: (i) reviews and recommends the engagement of the Corporation's independent accountants, including the approval of their fee and the scope and timing of their audit of the Corporation's financial statements; (ii) reviews, with the Corporation's Director of Corporate Audit, the scope and results of the Corporation's internal audit activity; (iii) reviews, with the independent accountants, the Director of Corporate Audit and the Corporation's management, policies and procedures with respect to internal auditing and financial and accounting controls; (iv) reviews, with the independent accountants, the accountants' report on the Corporation's financial statements, their perception of the Corporation's financial and accounting personnel, and their recommendations, if any, for improvements in the Corporation's internal controls and the implementation of such recommendations; and (v) reviews the adequacy and appropriateness of the Corporation's code of business ethics and policies.

   The Compensation and Management Development Committee of the Board of Directors, comprising Messrs. Burt, Douglas, Hazen and Morcott (Chairman), recommends to the Board the compensation of the Corporation's senior officers, reviews recommendations by management as to the compensation of other officers and key personnel and reviews management's program for the development of individuals  to  assume  positions  of  responsibility  in the  Corporation.  In addition, the Committee reviews and recommends to the Board incentive compensation awards and grants options, which may be in tandem with stock appreciation rights, and restricted stock under the Corporation's 1993 Stock Option and Restricted Stock Plan (the "1993 Plan").

   The Committee on Directors of the Board of Directors, comprising Messrs. Franke, Krebs (Chairman), Morcott and Parker, studies, and makes recommendations concerning the composition of the Board of Directors and the committees thereof and reviews the compensation of Board and committee members. The Committee also reviews the qualifications of potential candidates for director of the Corporation and recommends to the Board of Directors nominees for election as directors. The Committee will consider as nominees for director persons recommended by shareholders. Such recommendations should be sent to the Secretary of the Corporation and should include the address of the person and a brief description of his or her qualifications.

   The Environmental, Health and Safety Committee of the Board of Directors, comprising Messrs. Burt, (Chairman), Douglas, (Mrs.) Knowles and Morcott, reviews, among other things, the Corporation's policies with respect to environmental, health and safety matters and the adequacy of management's programs for implementing those policies and reports on such reviews and makes recommendations with respect to those policies to the Board of Directors.

   Directors who are not employees of the Corporation currently receive an annual retainer of $25,000 and a fee of $1,000 for each Board or committee meeting attended or, on a per diem basis, for rendering other special services to the Corporation. Committee Chairmen receive an additional $3,000 for a total retainer of $28,000. As employee directors, Messrs. Yearley and Whisler do not receive the annual retainer or any meeting fees. Under an unfunded plan, a director may elect to defer receipt of his or her retainer or meeting fees or both to future years and to receive interest thereon at prevailing market rates or to have such amounts deemed invested in the Corporation's Common Shares.

   Directors who have served for at least five years and who have not been employees of the Corporation or any of its subsidiaries are entitled to receive an annual retirement benefit beginning at age 65 (or at their later retirement from the Board) equal to 50% of the annual retainer paid from time to time to active directors and prorated for each year served in excess of five years up to 100% for retired directors who have served for at least ten years. The plan providing for these payments is unfunded, and payments under it are made directly by the Corporation.

   The Corporation provides life insurance for directors who are not and have not been employees of the Corporation or any of its subsidiaries. The amounts of such insurance are $50,000 for active directors and $25,000 for directors who have retired in accordance with the Corporation's Policy on Retirement of Directors.

   Directors who are not, and have not for one year been, employees of the Corporation or its subsidiaries or are not otherwise eligible to participate in any plan of the Corporation or its subsidiaries entitling participants to acquire stock, stock options or stock appreciation rights, are eligible for option grants under the Phelps Dodge 1989 Directors Stock Option Plan (the "Plan"). The number of such eligible directors currently is eight. Through 1996, on the first business day following each annual meeting of shareholders, each eligible director was granted an option to purchase 1,148 Common Shares. The option price is the fair market value of the Common Shares on the day the option is granted and is payable in cash or in Common Shares having a market value equal to the option price or in a combination of cash and Common Shares. Options become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. Exercisable options expire no later than three years after a director terminates his or her service, unless such service terminates as a result of removal by the shareholders for cause, in which case the options will be cancelled on the date of termination. Options that are not exercisable on the date a director terminates his or her service will be cancelled on that date unless such service terminates (i) at or after the director reaches age 65, having served at least ten years, (ii) on account of the director's death or disability or (iii) in compliance with any applicable law or rule of the New York Stock Exchange. In the latter cases, all of a director's outstanding options are immediately and fully exercisable at the time of his termination of service. Each option outstanding at such time as the Corporation's shareholders approve a merger or similar transaction in which the Corporation will not survive as a publicly held corporation, or the Corporation's Common Shares are first purchased pursuant to a third party tender offer, will be cancelled in exchange for a cash payment equal to the excess of the fair market value of the Common Shares on such date over the exercise price of such option multiplied by the number of shares subject to such option. The Plan terminates on the third day following the annual meeting of shareholders to be held in the year 1999. On November 6, 1996, the Board of Directors indefinitely suspended the Plan. The suspension of the Plan will not affect options outstanding at that time.

   On November 6, 1996, the Board of Directors adopted the 1997 Directors Stock Unit Plan. The Stock Unit Plan awards an annual grant to each nonemployee director (on January 1) of stock units having a value equivalent to 300 of the Corporation's Common Shares in lieu of the 1,148 stock options previously granted to each director on an annual basis. Dividend equivalents are credited as additional stock units. Upon termination of service as a director, the director is entitled to payment for his or her accumulated stock units in an equivalent number of the Corporation's Common Shares. Upon death of a director or a change in control of the Corporation, the director is entitled to receive a cash payment in respect of his or her accumulated stock units based on the fair market value of the Corporation's Common Shares on the date of death or change in control. "Change in control" means (i) the approval by the Corporation's shareholders of a merger or similar transaction in which the Corporation will not survive as a publicly held corporation or (ii) the Corporation's Common Shares are first purchased pursuant to a third party tender offer. The Stock Unit Plan terminates on the last day of the year 2006.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The following directors served on the Compensation and Management Development Committee of the Board of Directors during all or part of 1996: Messrs. Burt, Douglas, Hazen and Morcott (Chairman). None of these directors is or has been an officer or employee of the Corporation or any of its subsidiaries or has had any other relationship with the Corporation or any of its subsidiaries requiring disclosure herein under the applicable rules of the Securities and Exchange Commission.

                      BENEFICIAL OWNERSHIP OF SECURITIES

   The following table discloses the number of the Corporation's Common Shares deemed beneficially owned as of February 1, 1997, by each director and each named executive officer of the Corporation and by all directors and current executive officers of the Corporation as a group(a):

                             NUMBER OF                                NUMBER OF
                              SHARES                                   SHARES
NAME                          (b)(c)     NAME                          (b)(c)
----                        -----------  ----                        -----------
Robert N. Burt (d)  ......    3,531      Southwood J. Morcott (d)(f)     7,046
Paul W. Douglas (d)  .....    9,187      Gordon R. Parker (d) ......     1,682
William A. Franke (d) ....    9,187      Thomas M. St. Clair .......    85,968
Paul Hazen (d)(e)  .......   11,666      J. Steven Whisler .........   193,021
Manuel J. Iraola  ........  100,027      Douglas C. Yearley ........   413,399
Marie L. Knowles (d) .....    1,682      Directors and current
Robert D. Krebs (d)  .....    9,031       executive officers
                                          as a group (13)  .........   857,040

--------------
(a) The percentage of Common Shares beneficially owned by any director and any named executive officer was less than one percent of the Common Shares
     outstanding   on  February  1,  1997;   the  percentage  of  Common  Shares
     beneficially owned by all directors and current executive officers as a group was 1 percent of the Common Shares outstanding on February 1, 1997.

(b) Shares shown as beneficially owned: (i) include restricted shares acquired under the 1993 Stock Option and Restricted Stock Plan as follows: Mr. Iraola, 30,000 shares; Mr. St. Clair, 0 shares; Mr. Whisler, 25,000 shares; and Mr. Yearley, 0 shares; all current executive officers as a group, 55,000 shares; and (ii) include shares which may be acquired within 60 days by exercise of stock options as follows: Mrs. Knowles and Mr. Parker, 382 shares; Mr. Burt, 1,147 shares; Mr. Krebs, 5,739 shares; Mr. Morcott, 3,443 shares; Mr. Iraola, 58,166 shares; Mr. St. Clair, 65,379 shares; Mr. Whisler, 123,102 shares; and Mr. Yearley, 300,183 shares; each nonemployee director (except Mrs. Knowles, Messrs. Burt, Krebs, Morcott and Parker), 6,887 shares; all directors and current executive officers as a group, 587,521 shares. In addition to the shares in the table shown as beneficially owned, which include shares which may be acquired within 60 days by exercise of stock options, the individuals and group hold additional stock options as follows: Mrs. Knowles and Mr. Parker, 1,914 shares; Mr. Iraola, 63,334 shares; Mr. St. Clair, 62,690 shares; Mr. Whisler, 100,042 shares; and Mr. Yearley, 220,605 shares; each outside director (except Mrs. Knowles and Mr. Parker), 2,297 shares; all directors and current executive officers as a group, 481,070 shares.

(c) Each director and named executive officer has sole voting and investment power over the shares shown as beneficially owned except: (i) the restricted shares acquired under the 1993 Stock Option and Restricted Stock Plan as to which each holder has sole voting but no investment power; (ii) shares which may be acquired within 60 days by exercise of stock options as to which each holder has no voting or investment power; and (iii) 2,600 shares as to which Mr. Iraola has shared voting and investment power; 44,919 shares as to which Mr. Whisler has shared voting and investment power; and, 113,216 shares as to which Mr. Yearley has shared voting and investment power.

(d) Includes 300 stock units awarded January 1, 1997 under the Phelps Dodge Corporation 1997 Directors Stock Unit Plan.

(e)  Includes 1,524 stock units acquired in the Phelps Dodge stock account under
     the  Deferred   Compensation   Plan  for  the  Directors  of  Phelps  Dodge
     Corporation.

(f)  Includes 1,550 stock units acquired in the Phelps Dodge stock account under
     the  Deferred   Compensation   Plan  for  the  Directors  of  Phelps  Dodge
     Corporation.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities to file reports of ownership of and transactions in the Corporation's securities with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE"). Such directors, executive officers and ten-percent stockholders are also required to furnish the Corporaton with copies of all
Section 16(a) forms they file.

   Based solely on a review of the copies of such forms received by it, and on written representations from certain reporting persons, the Corporation believes that during fiscal 1996 all Section 16(a) filing requirements applicable to its directors, officers and ten percent stockholders were satisfied.




   To the knowledge of the Corporation, the following entities beneficially owned in excess of five percent of the Corportion's Common Shares as of December 31, 1996:

                                             NUMBER     PERCENT OF
            NAME AND ADDRESS                OF SHARES   OUTSTANDING
            ----------------                ---------   -----------
Wellington Management Company, LLP (a)       4,977,258     7.68%
75 State Street
Boston, MA 02109

--------------------
(a) A report on Schedule 13G dated January 24, 1997, disclosed that Wellington Management Company, LLP, as a parent holding company, had shared voting power over 2,257,318 shares and shared dispositive power over 4,977,258 shares.

                            EXECUTIVE COMPENSATION

   The following table summarizes the compensation paid by the Corporation for 1996, 1995 and 1994 to each of the four named individuals who were executive officers of the Corporation in 1996:

                          SUMMARY COMPENSATION TABLE

                    ANNUAL COMPENSATION(b)                             LONG-TERM COMPENSATION
------------------------------------------------------------ ---------------------------------------- ---------
                                                                        AWARDS              PAYOUTS
                                                             -------------------------- -------------
                                                                                            LONG
                                                     OTHER                                  TERM         ALL
          NAME                                      ANNUAL    RESTRICTED                 PERFORMANCE    OTHER
           AND                   BASE               COMPEN-     STOCK        OPTIONS        PLAN       COMPEN-
        PRINCIPAL               SALARY     BONUS   SATION(c)  AWARDS(d)      GRANTED       PAYOUTS    SATION(f)
        POSITION         YEAR     ($)       ($)       ($)        ($)           (#)           ($)         ($)
----------------------- ------ --------- --------- --------- ------------ ------------- ------------- ---------
Douglas C. Yearley       1996   675,000   675,000   56,172          -0-    103,601 (a)       -0-       109,465
Chairman Of The Board    1995   640,000   642,880   48,639          -0-    163,032 (a)       -0-       101,270
President, Chief         1994   560,000   560,000   24,580          -0-    190,615 (a)   203,651 (e)    56,000
Executive
Officer And Director

J. Steven Whisler        1996   355,000   300,000   14,793          -0-     44,499 (a)       -0-        38,489
Senior Vice President    1995   340,000   267,200    6,149    1,684,375     63,010 (a)       -0-        36,684
And Director             1994   300,000   241,100      -0-          -0-     55,594 (a)   109,563 (e)    30,000

Manuel J. Iraola(g)      1996   320,000   280,000   17,216          -0-     30,000           -0-        36,650
Senior Vice President    1995   275,000   227,600   17,208    1,684,375     50,000           -0-        31,094

Thomas M. St. Clair      1996   290,000   188,900   12,589          -0-     53,572 (a)       -0-        50,915
Senior Vice              1995   280,000   186,200    3,631          -0-     40,630 (a)       -0-        47,901
President And            1994   270,000   187,200      213          -0-     56,987 (a)    99,040 (e)    27,000
Chief Financial Officer

(a) The option grants denoted by "(a)" include reload options, as well as normal compensatory options.

(b) Amounts shown under "Bonus" were paid under the Annual Incentive Compensation Plan. Amounts shown under "Base Salary" and "Bonus" include any salary or bonus deferred by the executive under the Phelps Dodge Employee Savings Plan (the "Savings Plan") and the Comprehensive Executive Nonqualified Retirement and Savings Plan of Phelps Dodge Corporation (the "Comprehensive Nonqualified Plan").

(c)  Tax payment reimbursements.

(d) The 1995 awards reflect a special grant of restricted shares to each of Messrs. Iraola and Whisler. These grants require a five year post-grant service to vest, but are subject to earlier vesting as a result of the recipient's death, disability or retirement or a change in control of the Corporation. Dividends on restricted stock are paid to the holder.

     On December 31, 1996, the named executives held the following numbers of shares of restricted stock which had the following aggregate values as of such date; Mr. Whisler, 25,000 shares valued at $1,698,438; Mr. Iraola, 30,000 shares valued at $2,038,125. The reported values are based on the market value of unrestricted shares of the Corporation's stock, as of December 31, 1996, and as such do not reflect any discount attributable to the restrictions on transferability and risk of forfeiture inherent in the restricted stock.

(e) The 1992-1994 Long-Term Performance Plan award was paid 100% in the Corporation's Common Shares restricted as to transferability for a period of two years following the end of the performance review period.

(f)  Amounts  shown  include the  following  contributions  and  accruals by the
     Corporation for 1996 to the Savings Plan and 1996 accruals under the savings portion of the Comprehensive Nonqualified Plan, respectively, for the benefit of the named executives: Mr. Yearley, $15,000 and $52,500; Mr. Iraola, $15,000 and $17,000; Mr. Whisler, $15,000 and $20,500; Mr. St.
     Clair, $15,000 and $14,000. Amounts shown also include a payment representing the premiums on whole life insurance policies effective December 29, 1996 for the benefit of the named executives: Mr. Yearley, $41,965; Mr. Iraola, $4,650; Mr. Whisler, $2,989; Mr. St. Clair, $21,915.

(g) Effective January 6, 1995, Mr. Iraola was elected a Senior Vice President of the Corporation and President of Phelps Dodge Industries, a division of the Corporation.

                                STOCK OPTIONS

   Each of the named executives was eligible to receive two types of option grants during 1996: normal option grants and reload option grants. The first type of grant is a compensatory award normally made on an annual basis which is intended to reward each named executive based on the Corporation's future performance. Normal option grants customarily include the right to receive reload options.

   A reload option is granted to an employee who exercises an option with already-owned shares. It replaces the opportunity for future appreciation that the employee would otherwise lose by exercising the original option, while encouraging the employee to increase his share ownership. Reload options provide only limited incremental value to the employee as compared to the options they replace. Reload option grants customarily include the right to receive additional reload options.


   The following table contains information with respect to the normal compensatory option grants and reload option grants made to each named executive during 1996 and the hypothetical value at the time of grant based on a variation of the Black-Scholes model (see footnote (c) on page 10). The Corporation is not aware of any option pricing model which can provide a true assessment of the value of the options. Over their lives, the options could have a greater or a lesser value than that shown in the table, and under some circumstances they could have zero value.

                          OPTION GRANTS IN 1996

                         NORMAL      % OF TOTAL
                       AND RELOAD  OPTIONS GRANTED                           GRANT DATE
                        OPTIONS     TO EMPLOYEES    EXERCISE   EXPIRATION     PRESENT
NAME                   GRANTED(a)    IN 1996(b)      PRICE        DATE        VALUE(c)
--------------------- ------------ --------------- ---------- ------------ --------------
Douglas C. Yearley  .    70,000         12.9%       $71.6250     12/4/06      $889,000
                         18,097                      73.2500     12/1/03       135,400
                         15,504                      73.2500     12/2/02       116,000
J. Steven Whisler  ..    35,000         5.6%         71.6250     12/4/06       444,500
                          9,499                      72.2500     12/4/01        70,100
Manuel J. Iraola  ...    30,000         3.7%         71.6250     12/4/06       381,000
Thomas M. St. Clair      20,000         6.7%         71.6250     12/4/06       254,000
                          4,289                      73.2500     12/2/02        32,100
                            900                      73.2500     12/5/00         6,700
                          5,026                      73.2500     12/1/03        37,600
                          6,334                      73.2500     12/5/00        47,400
                          5,119                      71.9375     12/1/03        37,600
                          4,664                      71.9375     12/4/01        34,300
                          7,240                      71.9375     12/7/04        53,200

----------------
(a) During 1996, normal options were granted in the following amounts to the named executive officers: Mr. Yearley, 70,000; Mr. Whisler, 35,000; Mr. Iraola, 30,000; and Mr. St. Clair, 20,000. The remaining grants disclosed in the table are reload options.

     Options expire no later than the tenth anniversary of the date of grant, plus one day. If an employee retires on his normal retirement date, or early under any pension or retirement plan maintained by Phelps Dodge Corporation or any subsidiary, or dies, his exercisable options terminate no later than the fifth anniversary of his retirement or death. If an optionee's employment terminates for any reason other than retirement or death, his exercisable options terminate no later than 30 days following the termination of his employment.

     Options generally become exercisable in three substantially equal annual installments beginning on the first anniversary of the date of grant or earlier (but not earlier than six months from the date of grant except in the case of death) on (i) an employee's normal retirement date or death,
     (ii) the date an employee ceases to be employed if his employment ceases within two years following a change of control of the Corporation, and
     (iii) the date the Corporation's Common Shares are purchased pursuant to a third party tender offer or the Corporation's shareholders approve a merger or similar transaction which the Corporation will not survive as a publicly held corporation.
                                9

     Options include limited rights exercisable only in the event the Corporation's Common Shares are purchased pursuant to a third party tender offer or the Corporation's shareholders approve a merger or similar transaction which the Corporation will not survive as a publicly held corporation. Under these limited rights, an optionee may elect, in lieu of purchasing shares, to relinquish the option with respect to all or any of such shares and to receive a payment equal to (i) the price paid for a Common Share in such merger or similar transaction multiplied by the number of Common Shares the optionee could have purchased less (ii) the total purchase price for that number of Common Shares under the terms of the option.

     Options customarily include the right to receive reload options in the event the optionee exercises an option with already-owned shares. Reload options contain the same expiration dates and other terms as the options they replace except that they have an exercise price per share equal to the fair market value of a Common Share on the date the reload option is granted and become exercisable in full six months after they are granted. Reload options customarily include the right to receive additional reload options.

(b) Illustrates the total number of normal and reload options granted as a percent of the aggregate number of 1996 normal options (686,400 shares) and 1996 reload options (114,967 shares) granted to all employees.

(c) The hypothetical present value of the options at the date of grant was determined using a variation of the Black-Scholes option pricing model. The Black-Scholes model is a complicated mathematical formula which is widely used to value options traded on the stock exchanges. However, executive stock options differ from exchange-traded options in several key respects. Executive options are long-term, nontransferable and subject to vesting restrictions, whereas exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The model used here is adapted to estimate the present value of an executive option and considers a number of factors, including the grant price of the option, the volatility of the Corporation's Common Shares, the dividend rate, the term of the option, the time it is expected to be outstanding and interest rates. The Black-Scholes values were derived using as assumptions the following financial factors which existed at essentially the time that the options were granted: volatility of .2402, dividend yield of 3.32%, and interest rates of 5.70% for normal options and 5.47% for reload options. In view of the Corporation's historic exercise experience and the inherent motivation to exercise options early in their terms because of the reload option feature, normal options were assumed to be outstanding for three years at time of exercise and reload options for one year. No downward adjustments were made to the resulting grant-date option values to account for potential forfeiture or nontransferability of the options in question. Because the model is adapted to value executive options and is assumption-based, it only values the options in theory.

   Reload option grants are part of the Corporation's overall program to increase the number of Common Shares owned by its executive officers and other key employees. Traditional option programs generally do not encourage optionees to exercise options prior to the end of their term or to hold the shares received upon such exercise. The Compensation and Management Development Committee adopted the reload option program, with shareholder approval, to encourage option exercises and stock retention by permitting an optionee to exercise an option with already-owned Common Shares and to be restored to the same economic opportunity available immediately prior to such exercise.

   Under the reload program, an employee who exercises an option (the"Original Option") with already- owned shares prior to the end of the option term will receive an additional option (the "Reload Option") covering a number of shares equal to the number used to exercise the Original Option. The Reload Option will be exercisable, beginning six months after grant and continuing for the remaining term of the Original Option, at a price equal to the fair market value of the shares on the date the Original Option is exercised. As a result of the exercise of the Original Option with already-owned shares, the net number of Common Shares held by the employee will increase by the number of shares that has an aggregate market value equal to the "spread" on the option (the "spread" equals the aggregate market price of the option shares on the day of exercise less the aggregate exercise price). Thus, the number of shares covered by the Reload Option plus the number of additional shares received on the exercise of the Original Option will equal the number of shares covered by the Original Option. The program thereby serves to replace the opportunity for future appreciation that an optionee would otherwise lose by exercising an option using already-owned shares. In addition, by inducing option exercises and stock retention, the reload feature offers optionees the opportunity to receive dividends on a greater number of shares than would be the case without such a feature.

   An employee will also benefit from the use of the reload feature if the market price of the underlying shares declines between the date he exercises the Original Option and the expiration date of that option. By encouraging an employee to exercise options with shares, the reload feature enables an employee to protect against a decline in the market price of the Common Shares without losing the potential benefit of a price increase.

   The following table provides information concerning options exercised in 1996 by the named executives and the options held by them at the end of 1996:

   AGGREGATED OPTION EXERCISES IN 1996 AND DECEMBER 31, 1996 OPTION VALUES

                                                                    VALUE OF
                                                  NUMBER OF       UNEXERCISED
                                                 UNEXERCISED      IN-THE-MONEY
                        SHARES                   OPTIONS AT        OPTIONS AT
                       ACQUIRED                   12/31/96          12/31/96
                          ON         VALUE      (EXERCISABLE/    (EXERCISABLE/
         NAME         EXERCISE(a)   REALIZED   UNEXERCISABLE)  UNEXERCISABLE)(b)
-------------------- ----------- ------------ --------------- ------------------
Douglas C. Yearley  .  54,100    $1,501,488   380,571/169,701 $3,125,586/372,924
J. Steven Whisler  ..  20,450       791,159   157,916/ 76,001  2,039,042/159,236
Manuel J. Iraola  ...  17,200       672,788    53,166/ 68,334    773,906/211,562
Thomas M. St. Clair    47,661     1,023,632    65,379/ 62,690    226,478/ 99,937

-------------------
(a) All of the named executives (except Mr. Iraola) used shares already owned by them to pay the exercise price of some or all of the options they exercised in 1996. Mr. Yearley exercised all of the options he exercised in 1996 in this manner. He acquired 20,499 shares on exercise of these options in excess of the shares used to pay the exercise price and received reload options to purchase 33,601 shares. Options for 20,450 and 47,661 were exercised by Mr. Whisler and Mr. St. Clair, respectively, in this manner. The numbers of Common Shares acquired on exercise of these options in excess of the shares used to pay the exercise price were 10,951 and 14,089, respectively.

(b) Value is based on the mean of the high and low prices of the Common Shares on the Consolidated Trading Tape on December 31, 1996 ($67.9375).

                      PENSION AND OTHER RETIREMENT BENEFITS

   The following pension table shows the estimated aggregate annual benefits payable in the form of a straight life annuity commencing at age 65 (i) under the Phelps Dodge Retirement Plan for Salaried Employees (the "Retirement Plan") as supplemented by the supplementary retirement provisions of the Comprehensive Nonqualified Plan that make up amounts limited by the Internal Revenue Code (the "Code") and (ii) under the supplementary retirement provisions of the Comprehensive Nonqualified Plan based on incentive compensation under the Annual Incentive Compensation Plan:

                              PENSION PLAN TABLE

 FINAL AVERAGE
   SALARY AND
    INCENTIVE
  COMPENSATION       ESTIMATED ANNUAL BENEFITS FOR YEARS OF BENEFIT SERVICE INDICATED(c)
                ----------------------------------------------------------------------------
     (a)(b)          10         15         20         25         30         35         40
--------------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
$  290,000      $ 44,410   $ 66,620   $ 88,820   $111,030   $133,230   $155,440   $177,640
$  465,000      $ 72,410   $108,620   $144,820   $181,030   $217,230   $253,440   $289,640
$  660,000      $103,610   $155,420   $207,220   $259,030   $310,830   $362,640   $414,440
$  765,000      $120,410   $180,620   $240,820   $301,030   $361,230   $421,440   $481,640
$  850,000      $134,010   $201,020   $268,020   $335,030   $402,030   $469,040   $536,040
$  935,000      $147,610   $221,420   $295,220   $369,030   $442,830   $516,640   $590,440
$1,020,000      $161,210   $241,820   $322,420   $403,030   $483,630   $564,240   $644,840
$1,105,000      $174,810   $262,220   $349,620   $437,030   $524,430   $611,840   $699,240
$1,190,000      $188,410   $282,620   $376,820   $471,030   $565,230   $659,440   $753,640
$1,275,000      $202,010   $303,020   $404,020   $505,030   $606,030   $707,040   $808,040
$1,360,000      $215,610   $323,420   $431,220   $539,030   $646,830   $754,640   $862,440
$1,445,000      $229,210   $343,820   $458,420   $573,030   $687,630   $802,240   $916,840
$1,530,000      $242,810   $364,220   $485,620   $607,030   $728,430   $849,840   $971,240

---------------
(a) The Retirement Plan provides a member upon retirement at age 65 with a pension for life in a defined amount based upon final average salary and length of benefit service. Under the Retirement Plan, final average salary ("Final Average Salary") is the highest average annual base salary for any consecutive 36-month period plus the average annual incentive compensation for any consecutive 60-month period during a member's last 120 months of employment. Benefit service includes all periods of employment with the Corporation or its participating subsidiaries. Benefits under the Retirement Plan are subject to certain limitations under the Code, and to the extent the result of such limitations would be a benefit less than would otherwise be paid under such Plan, the difference is provided under the supplementary retirement provisions of the Comprehensive Nonqualified Plan. The formula for determining benefits payable under the Retirement Plan takes into account estimated social security benefits payable. The amounts set forth in the table assume maximum social security benefits payable in 1996.

(b) Amounts of annual incentive compensation have been estimated based on the five-year average annual incentive compensation awarded to participating employees for 1992 through 1996. The actual amount of incentive compensation for an individual at any level of Final Average Salary could vary.

(c) The expected credited years of benefit service at normal retirement for the Corporation's four current executive officers as of December 31, 1996, are as follows: Mr. Yearley, 41 years; Mr. Whisler, 43 years; Mr. Iraola, 30 years and Mr. St. Clair, 11 years. The years of service are based on normal retirement for all executive officers under the Retirement Plan and the applicable provisions of the Comprehensive Nonqualified Plan.

                  SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

   The Corporation has severance agreements with each of its four executive officers under which the executive would receive a lump sum payment equal to his annual base salary in the event the Corporation terminates his employment, other than for cause or mandatory retirement, or the executive voluntarily terminates his employment because of material reductions in his salary or his position, duties and responsibilities. The terminated executive would also receive (i) outplacement services at a cost up to 15% of his base salary and (ii) the cost of continued coverage for a limited period under the Corporation's group health, life insurance and disability plans.

   The Corporation also has agreements with such executives under which each executive would receive, in the event he ceases to be employed by the Corporation (for a reason other than death, disability, willful misconduct, normal retirement or under certain circumstances a voluntary termination of employment by the executive) within two years following a change of control of the Corporation, a lump sum equal to two times

(i) the executive's highest base salary during that year and the prior two years and (ii) the executive's target bonus under the Annual Incentive Compensation Plan for the year in which the change of control occurs. The amount of such payment is subject to reduction if the date an executive ceases to be employed by the Corporation is within 24 months of his normal retirement date or if such amount, plus any other payments that are contingent on such change of control, constitutes an "excess parachute payment" as defined in the Code and the reduction results in a greater net after-tax benefit to the executive. Except under certain circumstances, these change of control agreements expire on November 3, 1997.

   Although normal compensatory options granted by the Corporation generally become exercisable in three substantially equally annual installments beginning on the first anniversary of the date of grant, they also become exercisable in certain change of control situations. Specifically, such options are exercisable (but not earlier than six months from the date of grant) on the date the Corporation's Common Shares are purchased pursuant to a third party tender offer or the Corporation's shareholders approve a merger or similar transaction which the Corporation will not survive as a publicly held corporation or, in the case of the four executive officers and certain other employees, the date the employee ceases to be employed if he ceases to be employed within two years following a change of control of the Corporation. In addition, such options include limited rights exercisable only in the event the Corporation's Common Shares are purchased pursuant to a third party tender offer or the Corporation's shareholders approve a merger or similar transaction which the Corporation will not survive as a publicly held corporation. Under these limited rights, an optionee may elect, in lieu of purchasing shares, to relinquish the option with respect to all or any of such shares and to receive a payment equal to (i) the price paid for a Common Share in such merger or similar transaction multiplied by the number of Common Shares the optionee could have purchased less (ii) the total purchase price for that number of Common Shares under the terms of the option.

   The Retirement Plan and the Comprehensive Nonqualified Plan provide for the payment of unreduced benefits to employees who meet liberalized age and length of service requirements and whose employment is terminated by the Corporation or any of its subsidiaries within two years following a change of control of the Corporation.

              COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

   The Corporation's goal is to be the leader in each of the domestic and international mining and manufacturing activities in which it competes. It also seeks to achieve and sustain progressive increases in value for its shareholders, while balancing appropriately the short- and long-term opportunities for the Corporation.

   To meet these objectives, the Corporation employs high caliber, dedicated senior managers who are well trained and results oriented. The Board of Directors established the Compensation and Management Development Committee to provide oversight of the Corporation's compensation and management development programs and to ensure that these programs maximize the Corporation's ability to attract, retain and motivate employees to meet these stated objectives.

   The Committee believes it can motivate senior managers participating in these programs by:

   o Emphasizing the relationship between pay and performance by rewarding managers who bring about solid achievement with regard to key business strategies and specific operational objectives and by increasing the relative amount of compensation at risk as management responsibilities increase.

   o Assuring that the elements of variable compensation are linked as directly as practicable to measurable financial, operational and other forms of performance.

   o  Encouraging stock ownership by executives.

   o Tying pay for performance as closely as possible to success in maximizing the value of the Corporation's stock over the long term.

   The Committee is composed of directors (currently four) who are not employees of the Corporation. It has periodically retained respected independent compensation consultants to advise and assist it in connection with various compensation matters.

EXECUTIVE OFFICER COMPENSATION

   The executive officers are compensated by salaries, annual incentive awards and long-term incentive compensation. Each element focuses on performance in a different but complementary way. Salaries focus on individual performance as well as competence. Annual incentives relate to individual, corporate and, if appropriate, unit performance. Long-term incentive awards, which are paid in the form of stock options, and, from time to time, in restricted stock, create a long-term identity of interest with the shareholders based on the Corporation's performance and related growth of shareholder value.

   The Committee believes that the Corporation competes for its executive talent primarily with similarly sized industrial companies located in the United States. Accordingly, where possible, the Committee compares the compensation for the top four executives, at least annually, to the compensation paid to executives holding similar positions at sixteen publicly-held industrial corporations of an average size, measured by revenues and market capital, similar to that of the Corporation (referred to below as the "comparison group"). For other executives, comparisons to similar positions are based on a much larger group of companies of similar size to the Corporation measured by revenues. The Committee believes that the competitive data used is generally representative of the competitive level of compensation paid to executive officers in companies the size of Phelps Dodge. Thus, the companies used for comparison purposes in connection with the compensation paid to the Corporation's executive officers are different from the companies included in the Peer Group used in the performance graphs on pages 17 and 18 to compare shareholder returns.

   Salaries. Individual salaries for executive officers are generally established by the Board of Directors, on the recommendation of the Committee, to reflect the officers' performance and competence. Salary adjustments are targeted to move salaries to median levels over time for sustained and expected performance and competence. Based on available information, the Committee believes salaries in 1996 for the executive officers were at the median or slightly below for officers relatively new to their positions when compared to employees holding similar positions in the comparison group of companies. The Committee determined that based on the excellent performance of the Corporation and the sustained performance of the individual executives named in the Summary Compensation Table, salaries for these executives should be adjusted upward in 1997 to at least the median of the salaries of the same comparison group of companies.

   Annual Incentive Compensation. The Annual Incentive Compensation Plan provides the executive officers and certain other officers and managers with compensation based on success in achieving annual individual, corporate and, where appropriate, unit goals. For each executive officer, a target award is determined approximating the median of the annual incentive compensation paid by the comparison group to individuals holding comparable positions. Lower threshold awards and higher maximum awards are also established. Corporate goals are set using return on equity and net operating cash flow return on invested capital, both of which are fundamental indicators of the Corporation's performance. The goals are equally weighted and determine 70% of the CEO's total annual incentive compensation, and 60% and 15% of the CFO's and operation executives' awards, respectively. In 1996, the Company's performance with respect to return on equity was approximately midway between target and maximum goals. The Company's 1996 performance with respect to net operating cash flow return on invested capital exceeded the maximum goal. Based on these results and the Committee's evaluation of performance to individual and, where appropriate, unit goals, the Committee recommended, and the Board approved, Annual Incentive Compensation awards for 1996 above the targeted amounts for the listed executives.

   Stock Options. The Committee uses stock options as the principal method of providing long-term incentive compensation primarily because employees benefit from options, if at all, only to the extent of increases in the value of the Corporation's Common Shares. To further the identity of interest with the shareholders, the executive officers are expected to acquire and own significant numbers of the Corporation's shares.

   The Committee and the Board of Directors have determined that to focus the executives' attention to an appropriate extent on the long-term growth of shareholder value, the targeted compensation levels with respect to the present value of stock options should be approximately midway between the fiftieth and seventy-fifth percentiles of the long-term incentive awards made to executives holding similar positions in companies in the comparison group. Adjustments are made from these levels based on the performance, career potential, critical skills and prior grant history of the executive officer. Stock options granted to executive officers in 1996 were at or above the targeted levels. All of the Committee's option grants for 1996 were approved by the Board.

   Restricted Stock. The Committee also made grants of restricted stock to a limited number of other key employees under the Corporation's Stock Option and Restricted Stock Plan. The principal purpose of these grants was to retain the services of key executive personnel through a means that also provides a meaningful economic incentive to increase the value of the Corporation's Common Shares. The size of each award was determined based on the Committee's subjective determination of the recipient's expected contribution to the Corporation over the stated vesting period, the significance of the recipient's position with the Corporation and the importance of maintaining continuity of management in the recipient's function.

   Stock Ownership Guidelines. To underscore the connection between the interests of management and stockholders, the Corporation, several years ago, established informal stock ownership guidelines for its executive officers. In 1996, the Corporation formalized this program and established stock ownership targets for officers of the Corporation who hold the position of Vice President and above and certain senior executives within the Phelps Dodge Mining Company and Phelps Dodge Industries divisions. The targets are expressed in terms of the value of the Corporation's Common Shares held by the executive as a multiple of base salary. The targets range from one and one-half times salary up to five times salary for the CEO. Many Vice Presidents and other executives already hold a substantial amount of Common Shares, but those who do not hold sufficient shares have four years to reach their personal ownership targets.

   IRS Limit on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally places a $1 million per person limit on the deduction a publicly-held corporation may take for compensation paid to its chief executive officer and its four other highest compensated "covered employees," excluding for this purpose deferred compensation and, in general, compensation constituting "performance-based" compensation. The Corporation is seeking shareholder approval of an amendment to its 1993 Stock Option and Restricted Stock Plan, described on page 19 of this proxy statement, to continue to exclude the compensation from stock options from the $1 million deductibility limit. Other elements of the compensation payable to executive officers, such as salary and annual incentive compensation, are not excludable from such limit. Mr. Yearley deferred $240,000 of his salary in 1996, however, as a result of the Corporation's performance in 1996 and the related above-target incentive compensation award to Mr. Yearley, his compensation subject to Section 162(m) exceeded one million dollars resulting in a loss of income tax deductions having a value of approximately $150,000.


CEO COMPENSATION

   Douglas C. Yearley, the Chief Executive Officer of the Corporation, received a base salary of $675,000 in 1996, an Annual Incentive Compensation Plan award of $675,000 for 1996 performance compared to stated corporate and individual performance goals, and a compensatory option grant in 1996 to purchase 70,000 Common Shares. Mr. Yearley also received in 1996, under a program available to all optionees, 33,601 reload options in connection with his use of already-owned shares to pay the exercise price of other options. The number of reload options granted to an employee is equivalent to the number of shares that the employee transfers to the Corporation to exercise outstanding options.

   The first 70% of Mr. Yearley's Annual Incentive Compensation Plan award was equally determined on the basis of the Corporation's actual return on equity and net operating cash flow return on invested capital as compared to goals set at the beginning of the year. The Corporation's performance was midway between the target and the maximum goals for return on equity and above the maximum for net operating cash flow return on invested capital. The remaining 30% of Mr. Yearley's award was based on the Committee's subjective judgment as to his performance with regard to individual goals pertaining to the organization's culture, shareholder value, the growth of Phelps Dodge Mining Company and Phelps Dodge Industries. Based on its judgment as to Mr. Yearley's performance in these respects, the Committee made an above-target award to him as to this part of his incentive compensation. Mr. Yearley's compensatory stock option grant, which was at the targeted level, was based on the policy discussed above under "Stock Options," including the Committee's evaluation of Mr. Yearley's overall performance during 1996, his potential and critical skills, and the number of stock options and the number of shares of restricted stock that had been previously granted to him.

   The Committee believes that Mr. Yearley's 1996 salary was equal to the 1996 median paid by comparable companies to their CEOs. With the payment at an above-target annual incentive award and a stock option grant at the target level, the total value of the compensation package provided to Mr. Yearley for 1996 was above the median level while perfomance was in the top quartile of the comparison group of companies. The Committee believes that adjustments to base salaries in 1997 will position Mr. Yearley's total compensation at the appropriate level for his sustained excellent performance in the future.


CONCLUSION

   The Committee will continue to evaluate the Corporation's compensation programs to best enable the Corporation to employ and motivate high caliber, dedicated people. Such employees, properly motivated, are believed to be key to achievement of the Corporation's goal to be the international leader in the mining and manufacturing activities in which it competes and the related enhancement of shareholder value over the long term.



                                        THE COMPENSATION AND MANAGEMENT
                                        DEVELOPMENT COMMITTEE



                                        Southwood J. Morcott, Chairman

                                        Robert N. Burt

                                        Paul W. Douglas

                                        Paul Hazen

                            5 YEAR PERFORMANCE GRAPH


                    1991      1992      1993      1994      1995      1996
                    ----      ----      ----      ----      ----      ----

Phelps Dodge        $100      $150      $156      $204      $212      $237
S&P 500             $100      $107      $118      $120      $165      $203
S&P Metals Mining   $100      $108      $120      $140      $154      $157



The chart above reflects $100 invested at 12/31/91 in Phelps Dodge common stock, the S&P 500, and in a peer group represented by the S&P Metals Mining index, comprised of Phelps Dodge, ASARCO Incorporated, Cyprus Amax Minerals Co., Freeport-McMoRan Copper & Gold Inc., and Inco Ltd.

                           10-YEAR PERFORMANCE GRAPH

                  1986  1987 1988  1989 1990  1991  1992  1993  1994  1995  1996
                  ----  ---- ----  ---------  ----  ----  ----  ----  ----  ----

Phelps Dodge      $100  $227 $262  $353 $356  $441  $661  $688  $899  $932 $1042
S&P 500           $100  $105 $123  $162 $157  $204  $220  $242  $245  $337  $415
S&P Metals Mining $100  $176 $232  $267 $253  $286  $307  $342  $399  $441  $450


The chart above reflects $100 invested at 12/31/86 in Phelps Dodge common stock, the S&P 500, and a peer group represented by the S&P Metals Mining index. This published index includes Phelps Dodge, ASARCO Incorporated, Cyprus Amax Minerals Co., Freeport-McMoRan Copper & Gold Inc. and Inco Ltd. This 10-year graph illustrates the relative stock performances over a period that more closely represents the longer business cycle generally associated with the industry of the Corporation and is especially meaningful because the business focus and growth strategies of the Corporation have been and continue to be long term.

                      2. APPROVAL OF AN AMENDMENT TO THE
                 1993 STOCK OPTION AND RESTRICTED STOCK PLAN

   On February 5, 1997, the Board of Directors unanimously approved, subject to approval by the Corporation's shareholders, an amendment to the Corporation's 1993 Stock Option and Restricted Stock Plan (the "1993 Plan") to limit the maximum number of the Corporation's Common Shares that may be awarded as stock options to any single participant in any twelve month period to 350,000 Common Shares. This amendment will assure that any additional stock options granted will continue to qualify as "other performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

   Under Section 162(m) of the Code, no deduction is allowed in any taxable year of the Corporation for compensation in excess of $1 million paid to each of its chief executive officer and its four most highly paid other executive officers who are serving in such capacities as of the last day of such taxable year. An exception to this rule applies to certain performance based compensation as to which the shareholders have approved the performance criteria and the maximum amount payable to any given individual in a specified period. Stock options are inherently performance based, since they provide value to employees only if the stock price appreciates. While Section 162(m) generally became effective with respect to compensation payable after 1993, a special rule stated that options granted under the 1993 Plan prior to the 1997 annual meeting of shareholders would be treated as performance based compensation without shareholder approval of the otherwise required per person award limits.

   To be approved, the proposed amendment requires the affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy at the annual meeting and entitled to vote thereon. Abstentions from voting on this proposal (including broker non-votes) will have the effect of votes against this proposal. If not otherwise specified, properly executed proxies will be voted in favor of the proposal. If shareholders do not approve the amendment to the 1993 Plan, no option grants will be made to the Corporation's executive officers under the 1993 Plan following the 1997 annual meeting of shareholders.

   On March 20, 1997, the closing price of the Corporation's Common Shares on the New York Stock Exchange was $ per share.

   The following is a summary of the material terms of the 1993 Plan, as amended by the proposed amendment.

                   GENERAL INFORMATION REGARDING THE 1993 PLAN

   The 1993 Plan is administered by the Compensation and Management Development Committee, which is authorized to grant stock options, stock appreciation rights and restricted stock grants to officers and other key executive and management employees of the Corporation and its subsidiaries. While the number of grantees will vary from year to year, in 1996, 160 employees, including 19 officers, received awards under the 1993 Plan.

   The maximum number of the Corporation's Common Shares that may be issued under the 1993 Plan is 5,000,000 plus the number of Common Shares received by the Corporation after February 3, 1993 in payment of the exercise price under any Option, whether issued under the Plan or the Phelps Dodge Corporation 1979 Stock Option Plan or the Phelps Dodge Corporation 1987 Stock Option and Restricted Stock Plan which were incorporated into the 1993 Plan. If Common Shares under a grant are not issued, those Common Shares will again be available for inclusion in future grants. Additionally, there is available for issuance under the 1993 Plan any Common Shares subject to options under certain prior plans which are canceled, terminated or otherwise settled without the issuance of the Corporation's Common Shares or a direct payment in cash. Payment of cash in lieu of Common Shares is considered an issuance of Common Shares under the 1993 Plan. Common Shares issued pursuant to the Plan may either be treasury shares or newly issued shares. If there is a stock split, stock dividend, recapitalization, or other relevant change affecting the Corporation's Common Shares, appropriate adjustments would be made in the number of Common Shares that could be issued in the future and in the number of Common Shares and price under all outstanding grants made before the event.

                          GRANTS UNDER THE 1993 PLAN

   Stock Options. The Committee may grant nonqualified options and options qualifying as incentive stock options under the Code. The option price of any option must be at least equal to the fair market value of a Common Share on the date of grant. The term of each option is fixed by the Committee but may not exceed ten years from the date of grant. The Committee determines the time or times at which each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. Subject to the per person limit described above, the Committee has the discretion to determine the number of Common Shares to be awarded to each participant.

   Stock Appreciation Rights. The Committee may grant SARs that entitle the grantee to receive an amount equal to the excess of the then fair market value of the Common Shares with respect to which the SAR is being exercised over the price fixed by the Committee at the time the SAR was granted. Payment is made in cash, in Common Shares, or a combination of the two as the Committee determines. If an SAR is exercised, the right under any related option would terminate. If any related stock option is exercised, any SAR related to the Common Shares purchased would terminate. The Committee will determine the time or times at which an SAR may be exercised.

   Restricted Stock Grants. The Committee may also issue Common Shares under a restricted stock grant, subject to the satisfaction of any applicable conditions thereon, such as continued employment for a specified period or the attainment of stated performance objectives. The grant would set forth a restriction period (including a period related to the attainment of goals) during which the shares of restricted stock granted would remain subject to forfeiture. The grantee of an award of restricted stock generally may not dispose of the shares prior to the expiration of the restriction period. During this period, a grantee of restricted stock would generally have all the rights of a stockholder, including the right to vote the Common Shares and receive dividends.

   Termination of Employment. In the event of termination of employment by reason of retirement, long term disability or death, any restrictions on shares of restricted stock shall lapse. Additionally, any option or SAR may thereafter be exercised in full for a period of up to 5 years in the case of retirement and for a period of up to one year in the case of disability or death, subject in each case to the stated term of the option. In the event of termination of employment for any reason other than retirement, disability or death, any options and SARs which are not then exercisable will be canceled and any exercisable options will remain exercisable for up to 30 days following such termination. In the event of termination of employment for any reason other than retirement, disability or death, any shares of restricted stock then outstanding as to which the period of restriction has not lapsed will be forfeited (unless otherwise determined by the Committee).

   Change of Control Provisions. The 1993 Plan provides that the Committee may provide participants with certain additional rights and benefits in the event of a "Change in Control" (as defined in the 1993 Plan), including, without limitation, allowing all SARs to become immediately exercisable for a period of thirty days and waiving the restrictions limitations applicable to outstanding restricted stock awards.

                       FEDERAL INCOME TAX CONSEQUENCES

   Stock Options. The grant of an incentive stock option or a nonqualified stock option would not result in income for the grantee or in a deduction for the Corporation.

   The exercise of a nonqualified stock option generally would result in ordinary income for the grantee and a deduction for the Corporation measured by the difference between the fair market value of the Common Shares received at the time of exercise and the option price.

   The exercise of an incentive stock option would not result in ordinary income for the grantee if the grantee (i) does not dispose of the Common Shares within two years after the date of grant or one year after the transfer of Common Shares upon exercise and (ii) is an employee of the Corporation or a subsidiary of the Corporation from the date of grant until three months before the exercise date. If these requirements are met, the grantee's basis in the Common Shares upon later disposition would be the option price. Any gain would be taxed to the grantee as long term capital gain, and the Corporation would not be entitled to a deduction.

The excess of the market value on the exercise date over the option price is considered as income for purposes of the alternative minimum tax; therefore, a grantee is potentially subject to the minimum tax on the excess of the market value of the Common Shares purchased over option price as a result of exercise.

   If the grantee disposes of the incentive stock option Common Shares prior to the expiration of either of the holding periods described above, the grantee would recognize ordinary income, and the Corporation would be entitled to a deduction, equal to the lesser of the fair market value of the Common Shares on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of this amount would be treated as long term or short term capital gain, depending on whether the Common Shares are held for the requisite holding period. Under current federal income tax law, net capital gains (the excess of net long term capital gains over any net short term capital losses) are taxed at the same rate as ordinary income.

   SARs. The grant of an SAR would not result in income for the grantee or in a deduction for the Corporation. Upon the exercise of an SAR, the grantee would recognize ordinary income and the Corporation would be entitled to a deduction measured by the fair market value of the Common Shares plus any cash received.

   Restricted Stock Grant. The grant of restricted stock will not result in income for the grantee or in a deduction for the Corporation for federal income tax purposes, unless the recipient timely elects to have income recognized at the time of the grant. Absent such election, dividends paid while the stock remains subject to such restrictions would be taxable to the recipient and deductible by the Corporation as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee would recognize ordinary income, and the Corporation would be entitled to a deduction, measured by the fair market value of the Common Shares at the time of lapse.

                              OTHER INFORMATION

   The Board may terminate or suspend the 1993 Plan at any time but such termination or suspension shall not affect any stock options, SARs or restricted stock awards then outstanding under the 1993 Plan. Unless terminated by action of the Board, the 1993 Plan will continue in effect until February 3, 2003, but awards granted prior to such date shall continue in effect until they expire in accordance with their terms. The Board may also amend the 1993 Plan as it deems advisable, but subject to any shareholder approval required of any such amendment under applicable law. The Committee may amend the term of any award or option theretofore granted, retroactively or prospectively, but no such amendment shall adversely affect any such award or option without the holder's consent.

   The Board of Directors unanimously recommends that shareholders vote FOR approval of the amendment to the 1993 plan.

            3. AUTHORIZATION OF INCREASED NUMBER OF COMMON SHARES

   The Board of Directors has authorized and recommends that shareholders also authorize an amendment to Article THIRD of the Restated Certificate of Incorporation to increase to 200 million the authorized number of Common Shares. The text of the proposed amendment is set forth in Exhibit A to this Proxy Statement. Article THIRD of the Restated Certificate of Incorporation currently authorizes the issuance of 100 million Common Shares, par value $6.25 per share.

   As of March  20,  1997,            million  Common  Shares  were  issued  and
outstanding, and                  Common Shares were held in the treasury of the
Corporation.  An additional             Common Shares were reserved for issuance
upon exercise of outstanding employee stock options. A total of Common Shares remain available for issuance.

   Because of the limited number of Common Shares available for issuance, the Board of Directors recommends that the shareholders approve the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of Capital Stock. Such an increase will enable the Corporation to enjoy greater flexibility in raising capital, acquiring assets or companies, effecting stock splits or stock dividends, instituting employee benefit plans, and pursuing other corporate purposes.

   In particular, the Board of Directors has taken into consideration that if the trading price of the Common Shares continued to rise and the Board of Directors determined that a stock split was advisable, the Company currently does not have sufficient authorized but unissued shares to effect such a split. An increase in the amount of authorized Capital Stock would also allow shares to be issued without the expense and delay of a special shareholders' meeting.

   The additional shares would be available for issuance without further shareholder action unless required by the Restated Certificate of Incorporation, applicable law or the rules of any stock exchange upon which the Corporation's securities may be listed. The New York Stock Exchange, on which the Common
Shares are presently listed, currently requires shareholder approval as a prerequisite to listing shares in several instances, including certain acquisition transactions.

   The availability of the additional shares could discourage or frustrate an attempt to effect a change in control of the Corporation. The additional shares could be used to dilute the stock ownership of a person seeking to obtain control of the Corporation. At present, the Corporation has no agreements, plans or commitments with respect to the sale or issuance of the additional Common Shares which would be authorized by the proposed amendment. The Board of Directors is not aware of any person seeking to obtain control of the Corporation.

   Authorization of the proposed amendment will require the affirmative vote of the holders of a majority of the Common Shares outstanding on the record date for the annual meeting.

   The Board of Directors recommends a vote FOR authorization of an amendment to increase the number of authorized common shares.

               4. AUTHORIZATION TO REDUCE MAXIMUM SIZE OF BOARD

   The Board of Directors has authorized and recommends that shareholders also authorize an amendment to Article SIXTH of the Restated Certificate of Incorporation to reduce the maximum number of directors from fifteen to twelve. The text of the proposed amendment is set forth in Exhibit B to this Proxy Statement. Article SIXTH presently provides that the number of directors shall be not less than nine nor more than fifteen, excluding any directors who may be elected by holders of any series of Preferred Stock of the Corporation voting as a separate class or series. The by-laws of the Corporation further provide that the exact number of directors shall be fixed from time to time by a majority vote of the entire Board.

   The proposed amendment is being submitted to the shareholders in recognition of the Board of Directors' judgment that a smaller Board can be more decisive and effective than a larger Board. The Board believes that this is consistent with the trend in publicly held corporations, which has been toward somewhat smaller rather than larger Boards. As stated in the American Bar Association's Corporate Director's Guidebook, "This may reflect the emerging consensus that, except perhaps in the very largest and most complex corporations, smaller boards (those with twelve or fewer members) function more effectively than larger boards."

   Although the Board currently has ten members, the Restated Certificate of Incorporation presently allows for as many as fifteen. The Board has concluded that lowering the maximum number of directors to twelve would allow for a modest increase in the future, if desired, while keeping the size of the Board small enough to permit it to best meet its responsibilities.

   In approving the proposed amendment, the Board also considered that one possible effect of its action would be to limit the number of directors that a third party could elect at a single annual meeting. Under the Corporation's by-laws, the Corporation's Board is classified, which means that approximately one-third of the directors are elected at each annual meeting. In addition, if the by-laws were amended to allow the shareholders to fix the size of the Board, the shareholders at an annual meeting would be able to increase the size of the Board and elect additional directors. If the proposed amendment were adopted, the maximum size to which the Board may be increased would be twelve, rather than fifteen.

   Authorization of the proposed amendment will require the affirmative vote of the holders of a majority of the Common Shares outstanding on the record date for the annual meeting.

   The Board of Directors recommends a vote FOR approval of the amendment to reduce the maximum number of directors from fifteen to twelve.

                5. RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

   On the recommendation of the Audit Committee, the Board of Directors has appointed Price Waterhouse LLP as independent accountants for the Corporation for the year 1997, subject to ratification by the shareholders at the annual meeting. Price Waterhouse LLP or a predecessor firm has been the independent accountants for the Corporation since 1915. A representative of Price Waterhouse LLP will be present at the annual meeting of shareholders with the opportunity to make a statement if he so desires and to respond to appropriate questions.

   The Board of Directors recommends a vote FOR ratification of the appointment of Price Waterhouse LLP as independent accountants.

                                OTHER MATTERS

   The Board of Directors is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration thereof or action thereon.

   All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Corporation at or prior to the meeting, will be voted at the meeting in accordance with any instructions specified on such proxy and, where no instruction is specified, as indicated on such proxy.

   It is the policy of the Corporation that, except under limited circumstances, each shareholder proxy card, ballot and voting tabulation that identifies any shareholder will be kept confidential and that the receipt and tabulation of such votes will be conducted by independent third parties, including the Corporation's transfer agent and its proxy solicitation firm, and not by employees of the Corporation.

   The cost of soliciting proxies for the meeting will be borne by the Corporation. The Corporation has retained Morrow & Co., Inc., 909 Third Avenue, New York, N.Y. 10022-4799 to assist in soliciting proxies for a fee estimated at $12,500 plus reasonable expenses. Morrow & Co., Inc. and some officers and other employees of the Corporation may solicit proxies in person and by telephone or otherwise. The Corporation may also reimburse brokers and others who are record holders of the Corporation's shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

   On June 1, 1996, the Corporation purchased directors' and officers' liability insurance policies from National Union Fire Insurance Company of Pittsburgh, Pa., Aetna Casualty and Surety Company, Continental Casualty Company, Federal Insurance Company and XL Insurance Company, each for a three-year term ending June 1, 1999, at premiums of $1,230,636, $400,000, $347,500, $150,000 and
$200,000, respectively. The policies insure (i) directors, officers, division presidents and vice presidents of the Corporation and its subsidiaries, and employees who are fiduciaries of employee benefit plans of the Corporation and its subsidiaries, against certain liabilities they may incur in the performance of their duties and (ii) the Corporation against any obligation to indemnify such persons against such liabilities, and (iii) the Corporation for allegations related to securities claims.

                              PROPOSALS FOR 1997

   The Corporation will review for inclusion in next year's proxy statement shareholder proposals received by December 2, 1997. Proposals should be sent to the Secretary of the Corporation, 2600 North Central Avenue, Phoenix, Arizona 85004-3014.

                            ANNUAL REPORT FOR 1996

   The annual report of the Corporation for the year 1996, including financial statements, is being furnished concurrently with this proxy statement to persons who were shareholders of record as of March 20, 1997, the record date for the annual meeting. The annual report does not form part of the material for the solicitation of proxies.


                               By order of the Board of Directors,
                                          Robert C. Swan
                                  Vice President and Secretary


Phoenix, Arizona
April 1, 1997

                                                                       EXHIBIT A
                                ARTICLE THIRD

   Assuming Proposal 3. is adopted, Article THIRD of the Restated Certificate of Incorporation of Phelps Dodge Corporation, as in force and effect on the date hereof, will be amended in its entirety as follows:

   "THIRD: The total number of shares which the Corporation shall have authority to issue shall be two hundred six million (206,000,000), consisting of six million (6,000,000) Preferred Shares having a par value of one dollar ($1.00) per share and two hundred million (200,000,000) Common Shares having a par value of six dollars and twenty-five cents ($6.25) per share."

                                                                       EXHIBIT B
                                ARTICLE SIXTH

   Assuming Proposal 4. is adopted, Article SIXTH of the Restated Certificate of Incorporation of Phelps Dodge Corporation, as in force and effect on the date hereof, will be amended in its entirety as follows:

   "SIXTH: The number of the Corporation's Directors shall not be less than nine nor more than twelve, provided that whenever the holders of any one or more series of Preferred Shares of the Corporation become entitled to elect one or more Directors to the Board of Directors in accordance with any applicable provisions of this Certificate of Incorporation, such maximum number of Directors shall be increased automatically by the number of Directors such holders are so entitled to elect. Such increase shall remain in effect until the right of such holders to elect such Director or Directors shall cease and until the Director or Directors elected by such holders shall no longer hold office."

Notice of

Annual Meeting

of Shareholders

and Proxy

Statement





May 7, 1997

PROXY CARD SIDE 1
                                     PROXY

                             PHELPS DODGE CORPORATION

    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PHELPS DODGE CORPORATION



     The undersigned shareholder of Phelps Dodge Corporation hereby appoints Paul W. Douglas, William A. Franke, Paul Hazen and J. Steven Whisler, or any of them, proxies of the undersigned, each with power of substitution, at the annual meeting of shareholders of the Corporation to be held at the Arizona Biltmore Hotel, 24th street and Missouri Avenue, Phoenix, Arizona, on May 7, 1997, at 11:30 a.m., and at any adjournments thereof, to vote all Common Shares of the Corporation held or owned by the undersigned, including any which may be held for the undersigned's account under the Automatic Dividend Investment Service for Phelps Dodge Common Shares administered by The Chase Manhatten Bank.

The proxies are instructed to vote as directed below, and in their discretion on all other matters. Where no direction is specified, this proxy will be voted FOR Management Proposals 1, 2, 3, 4 and 5 as recommended by the Board of Directors.

Management Proposals:

The Board of Directors recommends you vote FOR Management Proposals 1, 2, 3, 4 and 5

Proposal 1:  Election of Directors  for the  respective  terms  specified in the
             Proxy Statement: Messrs. Burt, Krebs and Yearley.


     FOR all            WITHHELD           WITHHELD for the following only
     nominees      for all nominees       (write name(s) of nominee(s) below)


     [      ]           [       ]         ------------------------------------


                          PLEASE SIGN ON REVERSE SIDE
                              AND RETURN PROMPTLY

--------------------------------------------------------------------------------
PROXY CARD SIDE 2
--------------------------------------------------------------------------------

                                     PROXY


Proposal 2:  Approval of an Amendment  to the 1993 Stock  Option and  Restricted
             Stock Plan

                                     FOR  [  ]    AGAINST  [  ]  ABSTAIN  [  ]


Proposal 3:  Authorization to increase the number of common shares.

                                     FOR  [  ]    AGAINST  [  ]  ABSTAIN  [  ]


Proposal 4:  Authorization to reduce maximum size of Board of Directors.

                                     FOR  [  ]    AGAINST  [  ]  ABSTAIN  [  ]


Proposal 5:  Ratification of Independent Public Accountants.

                                     FOR  [  ]    AGAINST  [  ]  ABSTAIN  [  ]



                                     Dated:
                                           ------------------------------------

                                     Signature:
                                               --------------------------------

                                     Signature:
                                               --------------------------------

Please sign exactly as name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------

PROXY CARD SIDE 1
                               CONFIDENTIAL PROXY

                       PHELPS DODGE EMPLOYEE SAVINGS PLAN

    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PHELPS DODGE CORPORATION


To M & I Marshall & Ilsley Trust Company of Arizona, Trustee:

         I hereby acknowledge receipt of the Notice of Annual Meeting of Shareholders of Phelps Dodge Corporation to be held on Wednesday, May 7, 1997, and accompanying Proxy Statement. I hereby instruct you to vote in person or by proxy, at such meeting and at any adjournments thereof all the Phelps Dodge Corporation Common Shares credited to my account under the Phelps Dodge Employee Savings Plan ("SP") as indicated below, and in your or your proxies' discretion on all other matters.
         You are instructed to vote the shares credited to my account as directed on the reverse side.

         UNLESS WE RECEIVE INSTRUCTIONS FROM YOU THE NUMBER OF SHARES CREDITED TO YOUR ACCOUNT AS OF THE RECORD DATE, MARCH 20, 1997, WILL NOT BE VOTED AT THE MEETING.
                    THIS PROXY IS CONTINUED ON THE REVERSE SIDE

               PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

--------------------------------------------------------------------------------
PROXY CARD SIDE 2

The Board of Directors recommends you vote FOR Management Proposals 1, 2, 3, 4, and 5.

Proposal 1:  Election of Directors  for the  respective  terms  specified in the
             Proxy Statement: Messrs. Burt, Krebs and Yearley.


[  ]  FOR all nominees                      [  ]  WITHHELD for all nominees

                                            WITHHELD for the following only
                                            (write name(s) of nominees(s) below)

                                            ------------------------------------

Proposal 2:  Approval of an Amendment  to the 1993 Stock  Option and  Restricted
             Stock Plan

                                     FOR  [  ]    AGAINST  [  ]  ABSTAIN  [  ]


Proposal 3:  Authorization to increase the number of common shares.

                                     FOR  [  ]    AGAINST  [  ]  ABSTAIN  [  ]


Proposal 4:  Authorization to reduce maximum size of Board of Directors.

                                     FOR  [  ]    AGAINST  [  ]  ABSTAIN  [  ]


Proposal 5:  Ratification of Independent Public Accountants.

                                     FOR  [  ]    AGAINST  [  ]  ABSTAIN  [  ]



                                     Dated:
                                           ------------------------------------

                                     Signature:
                                               --------------------------------

                                     Signature:
                                               --------------------------------


NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------

PROXY CARD SIDE 1
                                      PROXY

                            PHELPS DODGE CORPORATION

    Solicited on Behalf of the Board of Directors of Phelps Dodge Corporation



         The undersigned shareholder of PHELPS DODGE CORPORATION hereby appoints PAUL W. DOUGLAS, WILLIAM A. FRANKE, PAUL HAZEN and J. STEVEN WHISLER, or any of them, proxies of the undersigned, each with power of substitution, at the meeting of shareholders of the Corporation to be held at the Arizona Biltmore Hotel, 24th Street and Missouri Avenue, Phoenix, Arizona, on Wednesday, May 7, 1997 at 11:30 a.m., and at any adjournments thereof, to vote all Common Shares of the Corporation held or owned by the undersigned, including any which may be held for the undersigned's account under the Automatic Dividend Investment Service for Phelps Dodge Common Shares administered by The Chase Manhattan Bank.


                   THIS PROXY IS CONTINUED ON THE REVERSE SIDE
               PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY



--------------------------------------------------------------------------------
PROXY CARD SIDE 2

The Board of Directors recommends you vote FOR Management Proposals 1, 2, 3, 4 and 5.

Proposal 1:  Election of Directors  for the  respective  terms  specified in the
             Proxy Statement: Messrs. Burt, Krebs and Yearley.


[  ]  FOR all nominees                      [  ]  WITHHELD for all nominees

                                            WITHHELD for the following only
                                            (write name(s) of nominees(s) below)

                                            ------------------------------------

Proposal 2:  Approval of an Amendment  to the 1993 Stock  Option and  Restricted
             Stock Plan

                                     FOR  [  ]    AGAINST  [  ]  ABSTAIN  [  ]


Proposal 3:  Authorization to increase the number of common shares.

                                     FOR  [  ]    AGAINST  [  ]  ABSTAIN  [  ]


Proposal 4:  Authorization to reduce maximum size of Board of Directors.

                                     FOR  [  ]    AGAINST  [  ]  ABSTAIN  [  ]


Proposal 5:  Ratification of Independent Public Accountants.

                                     FOR  [  ]    AGAINST  [  ]  ABSTAIN  [  ]



                                     Dated:
                                           ------------------------------------

                                     Signature:
                                               --------------------------------

                                     Signature:
                                               --------------------------------


NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------